As filed with the Securities and Exchange Commission on April 29, 2002
                                                      Registration No. 333-86682

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

New York Community Bancorp, Inc.                 Delaware                      06-1377322
New York Community Capital Trust I               Delaware                      Applied for
New York Community Capital Trust II              Delaware                      Applied for
New York Community Capital Trust III             Delaware                      Applied for
New York Community Capital Trust IV              Delaware                      Applied for
New York Community Capital Trust V               Delaware                      Applied for
  (Exact name of registrants as      (State or other jurisdiction of         (I.R.S. Employer
   specified in its charter)          incorporation or organization)        Identification No.)

                                 ---------------

                               615 Merrick Avenue
                            Westbury, New York 11590
                                 (516) 683-4100
  (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                                 ---------------

                               Joseph R. Ficalora
                      President and Chief Executive Officer
                        New York Community Bancorp, Inc.
                               615 Merrick Avenue
                            Westbury, New York 11590
                                 (516) 683-4100
      (Name, address, including zip code, and telephone numbers, including area code, of agent for service)

                                 ---------------
                                   Copies to:

Jeremy W. Dickens, Esquire       Douglas P. Faucette, Esquire         Alan Schick, Esquire
Weil, Gotshal & Manges LLP       Victor L. Cangelosi, Esquire          Luse Lehman Gorman
     767 Fifth Avenue           Muldoon Murphy & Faucette LLP        Pomerenk & Schick, P.C.
 New York, New York 10153        5101 Wisconsin Avenue, N.W.       5335 Wisconsin Avenue, N.W.
      (212) 310-8000                Washington, D.C. 20016           Washington, D.C. 20015
                                        (202) 362-0840                   (202) 274-2000

                                 ---------------
      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions and other factors.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment Filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |X|

                               -------------------
                         CALCULATION OF REGISTRATION FEE
                                 (See next page)
                               -------------------

      The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                         CALCULATION OF REGISTRATION FEE
================================================================================

                                                                    Proposed maximum Proposed maximum
                 Title of each class                   Amount to be  offering price  aggregate offering  Amount of fee
           of securities to be registered               registered     per unit(1)        price(2)        registration
=======================================================================================================================
Debt Securities of New York Community Bancorp, Inc.(3)     (5)             (5)               (5)             (6)
Common Stock, including attached preferred share purchase
   rights(4).........................................      (5)             (5)               (5)             (6)
Preferred Securities of New York Community
   Capital Trust I (6)...............................      (5)             (5)               (5)             (6)
Preferred Securities of New York Community
   Capital Trust II (6)..............................      (5)             (5)               (5)             (6)
Preferred Securities of New York Community
   Capital Trust III (6).............................      (5)             (5)               (5)             (6)
Preferred Securities of New York Community
   Capital Trust IV (6)..............................      (5)             (5)               (5)             (6)
Preferred Securities of New York Community
   Capital Trust V(6)................................      (5)
Guarantees by New York Community Bancorp, Inc. of
   the above-referenced preferred securities (7).....      (5)             (5)               (5)             (6)
Junior Subordinated Debentures of New York
   Community Bancorp, Inc. (7).......................      (5)             (5)               (5)             (6)
Units (8)............................................      (5)             (5)               (5)             (6)
Warrants to purchase Common Stock of New York
   Community Bancorp, Inc.(9)........................      (5)             (5)               (5)             (6)
Common Stock reserved for issuance upon exercise
   of Warrants to purchase Common Stock(10)..........      (5)             (5)               (5)             (6)
Total................................................$400,000,000(11)      100%       $400,000,000(11)   $36,800(12)

(1) The proposed maximum offering price per unit will be determined from time to time by the registrants in connection with the issuance by the registrants of the securities registered hereunder.

(2) The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(3) Subject to note (11) below, there is being registered hereunder an indeterminate principal amount of Debt Securities as may be sold, from time to time, by New York Community Bancorp, Inc. ("NYCB").

(4) Subject to Note 11 below, there is being registered hereunder an indeterminate number of shares of NYCB Common Stock, par value $0.01, as from time to time may be issued at indeterminate prices. Each share of Common Stock includes a right to purchase shares of NYCB participating preferred stock, referenced to as the "rights." Prior to the occurrence of certain events, none of which have occurred as of the date hereof, the rights will not be exercisable or evidenced separately from the Common Stock.

(5)  Not applicable pursuant to General Instructions II.D. of Form S-3.

(6) Subject to note (11) below, there is being registered hereunder an indeterminate number of Preferred Securities of New York Community Capital Trust I, New York Community Capital Trust II, New York Community Capital Trust III, New York Community Capital Trust IV and New York Community Capital Trust V (collectively, the "Trusts") and an indeterminate principal amount of Junior Subordinated Debentures of NYCB. A like principal amount of Junior Subordinated Debentures may be issued and sold by NYCB to any of the Trusts, in which event such Junior Subordinated Debentures may later be distributed for no additional consideration to the holders of the Preferred Securities of such Trust upon a dissolution of such Trust and the distribution of the assets thereof.

(7) Includes the rights of holders of the Preferred Securities under the Guarantees and certain back-up undertakings, comprised of the obligations of NYCB under the Declaration of Trust of each Trust as borrower under the Junior Subordinated Debentures, to provide certain indemnities in respect of, and pay and be responsible for certain costs, expenses, debts and liabilities of, each Trust (other than with respect to the Preferred Securities) and such obligations of NYCB as set forth in the Declaration of Trust of each Trust and the Subordinated Indenture, in each case as amended from time to time and as further described in the Registration Statement. The Guarantees, when taken together with NYCB's obligations under the Junior Subordinated Debentures, the related Indenture and the Declaration of Trust, will provide a full and unconditional guarantee on a subordinated basis by NYCB of payments due on the Preferred Securities. No separate consideration will be received for any Guarantees or such back-up obligations.

(8) The Units consist of one preferred security of New York Community Capital Trust V and a Warrant to purchase NYCB Common Stock.

(9) Subject to Note 11 below, there is being registered hereunder an indeterminate number of Warrants as from time to time may be issued by NYCB at indeterminate prices such warrants may be issued together with Preferred Securities of the Trusts as described in Note 8 above.

(10) The Common Stock being registered consists of shares of underlying Warrants. In accordance with Rule 416 under the Securities Act, this registration statement also covers such indeterminate number of additional shares as may become issuable upon the exercise of such Warrants to prevent dilution from stock splits or stock dividends or similar transactions.

(11) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this registration statement exceed $400,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units, or composite currencies. If Debt Securities are issued at original issue discount, NYCB may issue such higher principal amount as may be sold for an initial public offering price of up to $400,000,000 (less the dollar amount of any securities previously issued hereunder), or the equivalent thereof in one or more foreign currencies, foreign currency units, or composite currencies. The securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(12) The registration fee of $36,800 was previously paid upon the initial filing of the Form S-3 on April 22, 2002.


                                 ---------------

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state or jurisdiction where the offer or sale is not permitted.
                  Subject to Completion, dated April 29, 2002

PROSPECTUS SUPPLEMENT
(To Prospectus Dated         , 2002)

                               5,100,000 Shares

                           [LOGO] NEW YORK COMMUNITY
                                 BANCORP, INC.

                                 Common Stock

--------------------------------------------------------------------------------

   We are offering 5,100,000 shares of our common stock. Our common stock trades on the Nasdaq National Market under the symbol "NYCB". On April 25, 2002, the last reported sale price of our common stock on the Nasdaq National Market was $29.43 per share.

                    Investing in the shares involves risks.
                       "Risk Factors" begin on page S-6.

                                                       Per Share Total
                                                       --------- -----
          Public offering price.......................     $       $
          Underwriting discount.......................     $       $
          Proceeds to New York Community Bancorp, Inc.     $       $

   We have granted the underwriters a 30-day option to purchase up to 765,000 additional shares of common stock on the same terms and conditions set forth above to cover over-allotments, if any.

   These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

   The underwriters expect to deliver the shares on or about         , 2002.

--------------------------------------------------------------------------------

        Joint Book-Running Managers               Joint Lead Manager

   LEHMAN BROTHERS   SALOMON SMITH BARNEY   SANDLER O'NEILL & PARTNERS, L.P.

ADVEST, INC.
              JANNEY MONTGOMERY SCOTT LLC
                                                  KEEFE, BRUYETTE & WOODS, INC.

             , 2002

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                               PAGE
                                                               ----
             Special Note Regarding Forward-Looking Statements  S-3
             About this Prospectus Supplement.................  S-4
             New York Community Bancorp, Inc..................  S-4
             Corporate Growth Strategy........................  S-4
             The Offering.....................................  S-5
             Risk Factors.....................................  S-6
             Use of Proceeds..................................  S-9
             Regulatory Capital Ratios........................  S-9
             Capitalization................................... S-10
             Price Range of Common Stock and Dividend Policy.. S-11
             Selected Consolidated Financial Data............. S-12
             Underwriting..................................... S-14
             Legal Matters.................................... S-17
             Incorporation by Reference....................... S-17

                                  PROSPECTUS

             About this Prospectus...........................   4
             Where You Can Find More Information.............   4
             Forward-Looking Statements......................   6
             New York Community Bancorp, Inc.................   6
             Consolidated Ratios of Earnings to Fixed Charges   7
             Use of Proceeds.................................   7
             Regulation and Supervision......................   7
             Description of Debt Securities..................   8
             Senior Debt Securities..........................  15
             Subordinated Debt Securities....................  16
             Description of Common Stock.....................  18
             Plan of Distribution............................  20
             Legal Opinions..................................  21
             Experts.........................................  21

                               -----------------

   You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus supplement and the accompanying prospectus, and the other documents we incorporate by reference herein and therein, may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

   Forward-looking statements, which are based on certain assumptions, and describe our future plans, strategies, and expectations, are generally identified by use of the words "believe," "expect," intend," "plan," "anticipate," "estimate," "project," or other similar expressions. Although we believe that our plans, intentions and expectations, as reflected in these forward-looking statements are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved or realized. Our ability to predict results or the actual effects of our plans and strategies are inherently uncertain. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus supplement and the accompanying prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth under the heading "Risk Factors," beginning on page S-6 of this prospectus supplement, under the heading "Forward-Looking Statements and Associated Risk Factors" in the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K and in other reports filed with the Securities and Exchange Commission. These factors are not intended to represent a complete list of the general or specific factors that may affect us. Other factors that could have a material adverse effect on our operations and on our subsidiaries' operations include, but are not limited to, changes in market interest rates, general economic conditions, legislation, and regulation; changes in the monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; changes in the quality or composition of the loan or investment portfolios; changes in deposit flows, competition, and demand for financial services and loan products in our local markets; changes in local real estate values; changes in accounting principles and guidelines; war or terrorist activities; and other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting our operations, pricing and services.

   You should not place undue reliance on these forward-looking statements, which reflect our expectations only as of the date of this prospectus supplement. We do not assume any obligation to revise forward-looking statements except as may be required by law.

                       ABOUT THIS PROSPECTUS SUPPLEMENT

   This prospectus supplement is a supplement to the prospectus that is also part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of securities described in the accompanying prospectus in one or more offerings, from time to time, up to a total dollar amount of $400,000,000, of which this offering is a part. The accompanying prospectus provides you with a general description of the securities we may offer. This prospectus supplement provides you with specific information about the common stock we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us and other information you should know before investing. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under "Incorporation by Reference" on page S-17 of this prospectus supplement, before investing in our shares of common stock. Unless otherwise indicated in this prospectus supplement, the terms "we," "us," and "our" mean New York Community Bancorp, Inc. and its consolidated subsidiaries, and the term "the Bank" refers to New York Community Bank, our wholly-owned subsidiary.

                       NEW YORK COMMUNITY BANCORP, INC.

   We are a registered bank holding company whose principal business is conducted by our wholly-owned subsidiary, New York Community Bank. We believe the Bank is the second largest originator of multi-family mortgage loans in the City of New York and the eighth largest thrift institution in the United States, based on market capitalization at March 31, 2002. The Bank serves its customers through six community divisions with a total of 114 banking offices, including 53 traditional and 60 in-store branches throughout New York City, Nassau, Suffolk, Rockland and Westchester counties, and New Jersey and one customer convenience center in Staten Island, New York. The Bank recently divested its in-store branches in Connecticut and has agreed to sell seven additional in-store branches (five in New Jersey and two in Rockland County) in a transaction expected to close in the second quarter of 2002.

   At March 31, 2002, we had total assets of approximately $9.3 billion, total deposits of approximately $5.4 billion, and total consolidated stockholders' equity of approximately $1.0 billion.

   Our common stock trades on the Nasdaq National Market under the symbol
"NYCB."

                           CORPORATE GROWTH STRATEGY

   Our primary strategy is to attract deposits from our customers in New York City, Long Island, Westchester and Rockland Counties, and New Jersey and to invest these deposits, together with funds generated from operations, loan sales and borrowings, primarily in multi-family mortgage loans secured by properties in our market area and, to a lesser extent, in commercial real estate and construction loans, and investment grade securities. We also seek to establish new banking branches and pursue acquisitions of other institutions or their branches in accordance with our disciplined acquisition strategy. We recently opened two new branches in Staten Island and are scheduled to open a third branch this summer. We acquired Haven Bancorp, Inc. in November 2000 and we merged with Richmond County Financial Corp. in July 2001. We do not have any specific plans for further acquisitions at this time.

                                 THE OFFERING


Common stock offered by New York Community Bancorp, Inc.... 5,100,000 shares

Shares outstanding after the offering...................... 113,324,425 shares

Use of proceeds............................................ We intend to use the net proceeds of this offering to make equity contributions to the Bank to increase its
                                                            net tangible assets; for general corporate purposes,
                                                            including possible stock repurchases from time to
                                                            time; and to finance multi-family loan originations
                                                            and potential acquisitions of banking branches, other
                                                            financial institutions, or other financial services
                                                            companies. We do not have any specific plans for
                                                            acquisitions at this time. See "Use of Proceeds."

Dividend policy............................................ We generally pay quarterly dividends on our common stock, depending on our financial results, action by
                                                            our board of directors and certain regulatory
                                                            requirements.

Risk factors............................................... See "Risk Factors" and other information included in this prospectus supplement and the accompanying
                                                            prospectus for a discussion of factors you should
                                                            carefully consider before deciding to invest in shares
                                                            of our common stock.

Nasdaq National Market symbol.............................. NYCB

   The number of shares shown as outstanding after the offering is pro forma as of March 31, 2002, and excludes outstanding options to purchase 7,732,303 shares at a weighted average option price of $21.92 per share.

   Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters' option to purchase up to 765,000 additional shares of common stock to cover over-allotments.

                                 RISK FACTORS

   You should carefully review the information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and should particularly consider the following factors.

Our focus on multi-family, commercial real estate and construction lending may hurt our earnings.

   Our business strategy centers on continuing our emphasis on multi-family real estate loans and, to a lesser extent, commercial real estate and construction loans in order to expand our net interest margin. These types of loans generally have higher risk-adjusted returns and shorter maturities than one-to-four family residential mortgage loans. At March 31, 2002, multi-family, commercial real estate and construction loans totaled $4.2 billion, which represented 75.6% of total loans. If we continue to increase the level of our multi-family, commercial real estate and construction loans, we will increase our credit risk profile relative to traditional thrift institutions that have higher concentrations of one-to-four family loans.

   Loans secured by multi-family and commercial real estate properties are generally for larger amounts and involve a greater degree of risk than one-to-four family residential mortgage loans. Payments on loans secured by multi-family and commercial real estate buildings generally depend on the income produced by the underlying properties, which in turn, depend on the successful operation or management of the properties. Accordingly, repayment of these loans is subject to adverse conditions in the real estate market or the local economy. The Bank seeks to minimize these risks through its underwriting policies, which restrict new originations of such loans to the Bank's primary lending area and require such loans to be qualified on the basis of the property's net income and debt service ratio; however there can be no assurance that our underwriting policies will protect us from credit-related losses.

   Construction financing typically involves a higher degree of credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property's value at completion of construction or development compared to the estimated cost (including interest) of construction. If the estimate of value proves to be inaccurate, the loan may be undersecured. We seek to minimize these lending risks through our lending policies and underwriting standards. A downturn in the local economy, however, could have a material adverse effect on the quality of the commercial real estate and construction loan portfolios, thereby resulting in material delinquencies and losses to our operations.

Rising interest rates may reduce our net income and future cash flows.

   Our income and cash flows are affected by changes in interest rates, over which we have no control. Our primary source of income is our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense incurred on our interest-bearing liabilities. At March 31, 2002, our one year interest rate sensitivity gap (the difference between our interest rate sensitive assets maturing or repricing within one year and our interest rate sensitive liabilities maturing or repricing within one year, expressed as a percentage of total assets) was negative 8.87%. In a rising interest rate environment, an institution with a negative gap would generally be expected, absent the effects of other factors, to experience a greater increase in its cost of liabilities relative to its yield on assets, and thus a decrease in its net interest income.

   We also monitor changes in the net present value of the expected future cash flows of our assets and liabilities, which is referred to as net portfolio value or NPV. The NPV ratio is our NPV divided by the estimated market value of total assets. The NPV ratio can be viewed as a corollary to our capital ratios. To monitor our overall sensitivity to changes in interest rates, we model the effect of instantaneous increases and decreases in interest rates of 200 basis points on our assets and liabilities. As of March 31, 2002, an increase in interest rates of 200 basis points would have reduced our NPV by approximately 12.28%. A decrease in interest rates of 200 basis points would have increased our NPV by approximately 5.00%. There can be no assurance that future changes in our mix of assets and liabilities will not result in greater changes to our NPV and NPV ratio.

Our allowance for loan losses may be inadequate, which could hurt our earnings.

   The Bank's reserve for possible credit losses may not be adequate to cover actual loan losses and if we are required to increase our reserve, current earnings may be reduced. When borrowers default and do not repay the loans that we make to them, we may lose money. Our experience shows that some borrowers either will not pay on time or will not pay at all, which will require us to cancel or "charge off" the defaulted loan or loans. We provide for losses by reserving what we believe to be an adequate amount to absorb any probable inherent losses. A "charge-off" reduces our reserve for possible credit losses. If our reserve were not sufficient, we would be required to record a larger reserve which would reduce current period earnings.

Changes in economic conditions could cause a deterioration in our loan portfolio and reduce our income.

   The Bank's loan portfolio includes many real estate secured loans, demand for which may decrease during economic downturns as a result of, among other things, an increase in unemployment, a decrease in real estate values or increases in interest rates. These factors could depress our earnings and consequently our financial condition because:

    .  customers may not want or need our products and services;

    .  borrowers may not be able to repay their loans;

    .  the value of the collateral securing our loans to borrowers may decline;
       and

    .  the quality of our loan portfolio may decline.

   Any of the latter three scenarios could cause an increase in deliquencies and non-performing assets or require us to "charge-off" a percentage of our loans and/or increase our provisions for loan losses, which would reduce our income.

The geographic concentration of our loan portfolio and lending activities makes us vulnerable to a downturn in the local economy.

   Nearly all of our loans are made to borrowers who live and work in the New York City metropolitan area. As a result of this concentration, a downturn in the New York City economy would likely cause significant increases in non-performing loans and assets, which could impair our profits either through charge-offs or by recording additional provisions for loan losses.

Because we compete primarily on the basis of the interest rates we offer depositors, and the terms of loans we offer borrowers, our margins could decrease if we were required to increase deposit rates or lower interest rates on loans in response to competitive pressure.

   We face intense competition both in making loans and attracting deposits. We compete primarily on the basis of our depository rates, the terms of the loans we originate and the quality of our financial and depository services. This competition has made it more difficult for us to make new loans and at times has forced us to offer higher deposit rates in our market area. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to market entry, enabled banks to expand their geographic reach by providing services over the Internet and enabled non-depository institutions to offer products and services that traditionally have been provided by banks. Recent changes in federal banking law permit affiliation among banks, securities firms and insurance companies, which also will change the competitive environment in which we conduct business. Some of the institutions with which we compete are significantly larger than us and, therefore, have significantly greater resources.

Various factors could hinder or prevent takeover attempts

   Provisions of our Certificate of Incorporation and Bylaws, federal and state regulations and various other factors may hinder or prevent companies or persons from acquiring control of us without the consent of our board of directors even in the event that a potential acquiror were offering a premium over the then-prevailing price of our common stock. For further information about these provisions, see "Description of Common Stock" in the accompanying prospectus.

                                USE OF PROCEEDS

   We estimate the net proceeds from our sale of 5,100,000 shares of common stock in the offering will be approximately $143.5 million, and approximately $165.1 million if the underwriters exercise their over-allotment option in full, based on an assumed public offering price of $29.43 per share, the last reported sale price of our common stock on the Nasdaq National Market on April 25, 2002.

   We intend to use the net proceeds of this offering:

    . to make equity contributions to the Bank to increase its net tangible assets;

    .  for general corporate purposes, including additional stock repurchases;
       and

    . to finance multi-family loan originations and potential acquisitions of banking branches, other financial institutions or other financial services companies.

   The precise amounts and timing of the application of proceeds, and the type of investment, will depend upon our and our subsidiaries' funding requirements and the availability of other funds. We do not have any specific plans for acquisitions at this time.

                           REGULATORY CAPITAL RATIOS

   The following table sets forth our consolidated capital ratios at March 31, 2002 on an actual basis and on an as adjusted basis to give effect to the issuance of the common stock that we are offering based on an assumed offering price of $29.43 per share.

                                                              At March 31, 2002
                                                              -----------------
                                                                         As
                                                              Actual Adjusted(1)
                                                              ------ -----------
Tier 1 risk-based capital ratio.............................. 10.18%    12.72%
Total risk-based capital ratio............................... 11.04     13.56
Leverage ratio...............................................  5.74      7.29

--------
(1) Assumes net proceeds of the offering of the capital securities are invested in 100% risk-weighted assets.

                                CAPITALIZATION

   The following table sets forth our unaudited capitalization as of March 31, 2002 on an actual basis and an adjusted basis to give effect to our receipt of the estimated net proceeds of this offering. The outstanding share information in the table below assumes no exercise of the underwriters' over-allotment option and excludes 7,732,303 shares subject to outstanding options. You should read this information in conjunction with the section of this prospectus supplement entitled "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of New York Community Bancorp, Inc. and the related notes in our most recent Annual Report on Form 10-K and in other reports filed with the Securities and Exchange Commission and incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                                                     At March 31, 2002
                                                                                 -------------------------
                                                                                    Actual     As Adjusted
                                                                                  ----------   -----------
                                                                                 (unaudited, in thousands)
                                                                                 -------------------------
Long-term borrowings:
 Federal Home Loan Bank of New York advances.................................... $1,682,811    $1,682,811
Trust preferred securities......................................................    190,608       190,608
Stockholders' equity:
 Preferred stock, $0.01 par value, 5,000,000 shares authorized, no shares issued         --            --
 Common stock, $0.01 par value, 150,000,000 shares authorized, 108,224,425
   shares issued, actual; 113,324,425 shares issued, as adjusted................      1,082         1,133
 Additional paid-in capital.....................................................    914,881     1,058,319
 Retained earnings (substantially restricted)...................................    154,013       154,013
 Accumulated other comprehensive income, net of tax effect......................      5,282         5,282
 Less:
   Treasury stock-6,042,221 shares at March 31, 2002............................     69,491        69,491
   Unallocated common stock held by ESOP........................................      6,451         6,451
   Common stock held by SERP and deferred compensation plans....................      3,113         3,113
   Unearned common stock held by reverse repurchase agreements..................         41            41
                                                                                  ----------   ----------
     Total stockholders' equity.................................................    996,162     1,139,651
                                                                                  ----------   ----------
       Total capitalization..................................................... $2,869,581    $3,013,070
                                                                                  ==========   ==========

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

   Our common stock is listed on the Nasdaq National Market and trades under the symbol "NYCB." The following table sets forth for the periods indicated the high and low composite per share closing sales prices as reported by the Nasdaq National Market and the dividends paid in each period. All stock prices and dividends have been restated to reflect the two 3-for-2 stock splits that occurred on March 29 and September 20, 2001.

                                                 High   Low   Dividends
                                                ------ ------ ---------
       Fiscal Year Ending December 31, 2002:
        Second quarter (through April 25, 2002) $29.63 $27.27   $0.20(1)
        First quarter..........................  29.65  23.07    0.16
       Fiscal Year Ended December 31, 2001:
        Fourth quarter......................... $28.41 $21.83   $0.16
        Third quarter..........................  31.37  19.12    0.13
        Second quarter.........................  25.10  19.54    0.13
        First quarter..........................  19.33  14.97    0.11
       Fiscal Year Ended December 31, 2000:
        Fourth quarter......................... $16.67 $11.72   $0.11
        Third quarter..........................  12.83   8.31    0.11
        Second quarter.........................   9.19   7.97    0.11
        First quarter..........................  11.94   7.89    0.11

--------
(1)Payable on May 15, 2002.

   On April 25, 2002 the last reported sale price of our common stock as reported on the Nasdaq National Market was $29.43 per share. As of April 25, 2002, there were approximately 9,100 holders of record of our common stock.

   We generally pay quarterly dividends on our common stock. Effective April 2002, our board of directors increased the quarterly dividend rate on our common stock to $0.20 per share from a quarterly dividend rate of $0.16 per share in the fourth quarter of fiscal 2001. As a bank holding company, substantially all of our net earnings are generated by the Bank, which makes these funds available to us in the form of dividends. The Bank's ability to pay dividends is limited by certain regulatory requirements with respect to the size of the Bank's statutory surplus levels. The declaration and amount of dividends is subject to the discretion of our board of directors and will depend upon various factors, including, in addition to the foregoing, our net earnings, financial condition, cash requirements, future prospects and other factors deemed relevant by our board of directors.

                     SELECTED CONSOLIDATED FINANCIAL DATA

   The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of New York Community Bancorp, Inc. and the related notes in our most recent Annual Report on Form 10-K and in other reports filed with the Securities and Exchange Commission and incorporated by reference in this prospectus supplement and the accompanying prospectus. Historical results are not necessarily indicative of results to be expected for any future period.

                                           At or For the
                                           Three Months
                                          Ended March 31,              At or For the Years Ended December 31,
                                          --------------- ----------------------------------------------------------------
                                               2002         2001(1)        2000(2)        1999          1998          1997
                                          --------------- ------------   -----------   -----------   -----------   -----------
                                            (Unaudited)               (dollars in thousands, except share data)
Earnings Summary
 Net interest income.....................  $     83,062   $    205,816   $    73,081   $    68,903   $    68,522   $    62,398
 Reversal of provision for loan losses...            --             --            --        (2,400)           --            --
 Other operating income..................        19,795         90,615        21,645         2,523         2,554         2,305
 Non-interest expense (3)................        35,162        121,185        49,824        21,390        25,953        27,084
 Income tax expense......................        21,374         70,779        20,425        20,772        18,179        14,355
 Net income (4)..........................        46,321        104,467        24,477        31,664        26,944        23,264
 Earnings per share (4)(5)...............          0.47           1.36          0.58          0.76          0.63          0.51
 Diluted earnings per share (4)(5).......          0.47           1.34          0.56          0.74          0.60          0.48
Selected Ratios
 Return on average assets................          2.00%          1.63%         1.06%         1.69%         1.62%         1.61%
 Return on average stockholders' equity..         18.88          18.16         13.24         22.99         17.32         12.95
 Operating expense to average assets.....          1.46           1.76          2.16          1.14          1.57          1.88
 Efficiency ratio........................         32.73          38.04         52.08         29.95         36.51         41.86
 Interest rate spread....................          4.00           3.38          3.00          3.41          3.76          3.84
 Net interest margin.....................          4.16           3.59          3.33          3.79          4.24          4.45
 Dividend payout ratio...................         34.04          39.55         78.57         60.00         50.00         38.00
Cash Earnings Data (6)
 Earnings (4)............................  $     64,507   $    148,972   $    58,495   $    44,349   $    43,758   $    35,399
 Earnings per share (4)(5)...............          0.65           1.94          1.38          1.06          1.02          0.77
 Diluted earnings per share (4)(5).......          0.65           1.91          1.33          1.04          0.96          0.72
 Return on average assets................          2.79%          2.33%         2.52%         2.37%         2.64%         2.46%
 Return on average stockholders' equity..         26.29          25.90         31.38         32.21         28.13         19.71
 Operating expense to average assets.....          1.39           1.76          2.16          1.01          1.16          1.37
 Efficiency ratio........................         31.34          27.51         24.47         26.37         27.05         30.47
Balance Sheet Summary
 Total assets............................  $  9,270,374   $  9,202,635   $ 4,710,785   $ 1,906,835   $ 1,746,882   $ 1,603,269
 Loans, net..............................     5,491,201      5,361,187     3,616,386     1,601,079     1,486,519     1,395,003
 Allowance for loan losses...............        40,500         40,500        18,064         7,031         9,431         9,431
 Securities held to maturity.............       209,188        203,195       222,534       184,637       152,280        94,936
 Securities available for sale...........     2,349,191      2,374,782       303,734        12,806         4,656         2,617
  Mortgage-backed securities held to
   maturity..............................        47,010         50,865         1,923         2,094        19,680        49,781
 Deposits................................     5,372,272      5,450,602     3,257,194     1,076,018     1,102,285     1,069,161
 Borrowings..............................     2,699,280      2,506,828     1,037,505       636,378       439,055       309,664
 Stockholders' equity....................       996,162        983,134       307,410       137,141       149,406       170,515
 Common shares outstanding (5)...........   102,182,204    101,845,276    66,555,279    47,272,785    47,814,518    50,330,670
 Book value per share (5)(7).............         10.07          10.05          4.94          3.34          3.61          3.92
 Stockholders' equity to total assets....         10.75%         10.68%         6.53%         7.19%         8.55%        10.64%
Assets Quality Ratios
 Non-performing loans to loans, net......          0.27%          0.33%         0.25%         0.19%         0.42%         0.55%
 Non-performing assets to total assets...          0.16           0.19          0.19          0.17          0.38          0.54
  Allowance for loan losses to non-
   performing loans......................        277.38         231.46        198.68        226.22        152.28        122.61
 Allowance for loan losses to loans, net.          0.74           0.76          0.50          0.44          0.63          0.68

--------
(1)We merged with Richmond County Financial Corp. on July 31, 2001 and treated the merger as a purchase transaction. Accordingly, our 2001 earnings reflect five months of combined operations.

(2)We acquired Haven Bancorp, Inc. on November 30, 2000 and treated the acquisition as a purchase transaction. Accordingly, our 2000 earnings reflect one month of combined operations.

(3)The March 31, 2002 amount includes $1.5 million in core deposit intangible amortization from the Richmond County merger. The 2001 amount includes $5.9 million in goodwill amortization stemming from the Haven acquisition and $2.5 million in core deposit intangible ("CDI") amortization stemming from the Richmond County merger. The 2000 amount includes $494,000 in goodwill amortization stemming from the Haven acquisition.

(4)The 2001 amount reflects a gain of $39.6 million recorded in other operating income and charges of $23.5 million and $3.0 million, respectively, recorded in non-interest expense and income tax expense, resulting in an after-tax net charge of $836,000, or $0.01 per share. The 2000 amount reflects a gain of $13.5 million recorded in other operating income and a charge of $24.8 million recorded in other operating expense, resulting in a net charge of $11.4 million, or $0.26 per share. The 1999 amount includes a curtailment gain of $1.6 million and a charge of $735,000, both of which were recorded in operating expense and resulted in an after-tax net gain of $1.5 million, or $0.04 per share. The 1997 amount includes the reversal of a $1.3 million tax charge that had been incurred in the prior year.

(5)Reflects shares issued as a result of 3-for-2 stock splits on April 10 and October 1, 1997; September 29, 1998; and March 29 and September 20, 2001.

(6)Cash earnings is calculated by adding back to net income certain operating and income tax expenses stemming from the amortization and appreciation of shares held in our stock-related benefit plans, as well as the amortization of the CDI and goodwill stemming from its merger-of-equals with Richmond County on July 31, 2001 and the acquisition of Haven on November 30, 2000, respectively. Although cash earnings is not a measure of performance calculated in accordance with generally accepted accounting principles, we believe that it is useful to an investor in evaluating our operating performance and comparing us to other companies in our business who report similar measures. However, you should not consider cash earnings in isolation or as a substitute for operating income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles. Moreover, the way in which we calculate cash earnings may differ from that of companies reporting similarly-named measures.

(7)Excludes unallocated ESOP shares.

                                 UNDERWRITING

   Under the underwriting agreement, each of the underwriters named below, for whom Lehman Brothers Inc. and Salomon Smith Barney Inc., as joint lead managers and joint book-running managers, Sandler O'Neill & Partners, L.P., as joint lead manager, and Advest, Inc., Janney Montgomery Scott LLC and Keefe, Bruyette & Woods, Inc., as co-managers, are acting as representatives, has severally agreed to purchase from us the respective number of shares of common stock shown opposite its name below:

                                                                  Number of
    Underwriters                                                   Shares
    ------------                                                  ---------
    Lehman Brothers Inc..........................................
    Salomon Smith Barney Inc.....................................
    Sandler O'Neill & Partners, L.P..............................
    Advest, Inc..................................................
    Janney Montgomery Scott LLC..................................
    Keefe, Bruyette & Woods, Inc.................................
                                                                  ---------
         Total................................................... 5,100,000
                                                                  =========

   The underwriting agreement provides that the underwriters' obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement, namely the representations and warranties made by us to the underwriters are true; no material change in the financial markets; and our delivery of customary closing documents to the underwriters. If an underwriter defaults, purchase commitments may be increased or the underwriting agreement may be terminated. The underwriters are obligated to purchase all of the shares we are offering if they purchase any of the shares.

   We have granted the underwriters a 30-day option exercisable in whole or in part from time to time after the date of this prospectus, to purchase up to an aggregate of an additional 765,000 shares at the public offering price less underwriting discounts and commissions. This option may be exercised to cover over-allotments, if any. To the extent that the option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares proportionate to the underwriter's initial commitment as indicated in the preceding table, and we will be obligated, pursuant to the option, to sell these shares to the underwriters.

   The representatives have advised us that the underwriters initially propose to offer the shares of common stock directly to the public at the public offering price on the cover page of this prospectus supplement, and to selected dealers, who may include the underwriters, at such public offering price less a
selling concession not in excess of $      per share. The underwriters may
allow, and the selected dealers may re-allow, a discount from the concession
not in excess of $      per share to other dealers. After the offering, the
representatives may change the offering price and other offering terms.

   The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase up to 765,000 additional shares.

   The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay us for the shares.

                                                   No Exercise Full Exercise
                                                   ----------- -------------
   Per share......................................      $            $
   Total..........................................      $            $

   We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $600,000.

   Our common stock is listed on The Nasdaq National Market under the symbol "NYCB."

   The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids or purchases, and passive market making for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934:

    . Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares that they may purchase in the over-allotment option. The underwriter may close out any short position by either exercising its over-allotment option and/or purchasing shares in the open market.

    . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, which is called a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase shares in the offering.

    . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

    . Passive market making involves representatives or selling group members making bids for or purchasing our common stock until a stabilizing bid is made, if ever. Passive market making may occur during the period before the commencement of offers or sales of our common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid for the security. However, if all independent bids are lowered below the passive market maker's bid, that bid must be lowered when specified purchase limits are exceeded.

   These stabilizing transactions, syndicate covering transactions, penalty bids and passive market making activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the absence of these transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

   Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

   We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Lehman Brothers Inc. and Salomon Smith Barney Inc. for a period of 90 days after the date of this prospectus supplement, except issuances pursuant to the exercise of options outstanding on the date hereof, grants of employee stock options pursuant to the terms of a plan in effect on the date hereof, issuances pursuant to the exercise of such options, the filing of registration statements on Form S-8 and amendments thereto in connection with those stock options or our employee stock purchase plans in existence on the date hereof and the issuance of shares or options in acquisitions in which the acquiror of such shares agrees to the foregoing restrictions.

   The members of our board of directors and executive officers have agreed under lock-up agreements that without the prior written consent of Lehman Brothers Inc. and Salomon Smith Barney Inc., they will not offer, sell or otherwise dispose of any shares of capital stock or any securities which may be converted into or exchanged for any shares of capital stock for a period ending 90 days after the date of this prospectus supplement.

   We have agreed to indemnify the underwriters against liabilities relating to the offering, including liabilities under the Securities Act and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

   This prospectus supplement and the accompanying prospectus are not, and under no circumstances are they to be construed as, an advertisement or a public offering of shares in Canada or any Canadian province or territory. Any offer or sale of shares in Canada will be made only under an exemption from the requirements to file a prospectus supplement or prospectus and an exemption from the dealer registration requirement in the relevant province or territory of Canada in which such offer or sale is made.

   Purchasers of the shares of our common stock offered by this prospectus supplement may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover of the prospectus supplement. Accordingly, we urge you to consult a tax advisor with respect to whether you may be required to pay those taxes or charges, as well as any other tax consequences that may arise under the laws of the country of purchase.

   The prospectus supplement and the accompanying prospectus may be made available in electronic format on Internet sites or through other online services maintained by the underwriters and/or one or more of the selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter or the particular selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

   Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriters' or any selling group member's web site and any information contained in any other web site maintained by the underwriter or any selling group member is not part of the prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or the underwriters or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

   Each of Lehman Brothers Inc., Salomon Smith Barney Inc., Sandler O'Neill & Partners, L.P., and Keefe, Bruyette & Woods, Inc. and their respective affiliates have performed and expect to continue to perform financial advisory and investment banking services for us, for which they have received and will receive customary compensation.

   The Bank's employee stock ownership plan has indicated that it may offer to purchase up to 10% of the number of shares issued in the offering, or up to 510,000 shares.

                                 LEGAL MATTERS

   The validity of the issuance of the common stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Muldoon Murphy & Faucette LLP, Washington, D.C. Certain legal matters in connection with the offering will be passed upon for the underwriters by Weil, Gotshal & Manges LLP, New York, New York, and by Luse Lehman Gorman Pomerenk & Schick, P.C., Washington, D.C.

                          INCORPORATION BY REFERENCE

   The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information that we file later with the Commission will automatically update and supersede this information.

   We incorporate by reference in this prospectus supplement the documents we indicate under "Where You Can Find More Information" on page 4 of the accompanying prospectus. We will provide to each person who so requests, including any beneficial owner to whom this prospectus supplement and the accompanying prospectus are delivered, a copy of these documents from us, at no cost, by contacting us at the address or telephone number provided in "Where You Can Find More Information" on page 4 of the accompanying prospectus.

   You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has not yet been declared effective. The securities may not be sold until the registration statement has been declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED APRIL 29, 2002

PROSPECTUS

                       New York Community Bancorp, Inc.

                                Debt Securities
                                 Common Stock

   We may offer and sell from time to time, in one or more series, our unsecured debt securities, which may consist of notes, debentures, or other evidences of indebtedness, and shares of our common stock. This prospectus provides you with a general description of the debt securities and the common stock we may offer. Each time we offer debt securities and/or common stock, we will provide you with a prospectus supplement, and, if necessary, a pricing supplement, that will describe the specific amounts, prices and terms of the securities being offered. These supplements may also add, update or change information contained in this prospectus. To understand the terms of our debt securities and our common stock, you should carefully read this prospectus with the applicable supplements, which together provide the specific terms of the debt securities and common stock that we are offering.

   These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

   This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities.

                               -----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus or the accompanying prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.


                The date of this prospectus is           , 2002

             IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS
             PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT

   We may provide information to you about the securities we are offering in three separate documents that progressively provide more detail:

    . this prospectus, which provides general information, some of which may not apply to your securities;

    . the accompanying prospectus supplement, which describes the terms of the securities, some of which may not apply to your securities; and

    . if necessary, a pricing supplement, which describes the specific terms of your securities.

   If the terms of your securities vary among the pricing supplement, the prospectus supplement and the accompanying prospectus, you should rely on the information in the following order of priority:

    .  the pricing supplement, if any;

    .  the prospectus supplement; and

    .  the prospectus.

   We include cross-references in this prospectus and the accompanying prospectus supplement to captions in these materials where you can find further related discussions. The following Table of Contents and the Table of Contents included in the accompanying prospectus supplement provide the pages on which these captions are located.

                               -----------------

   Unless indicated in the applicable prospectus supplement, we have not taken any action that would permit us to publicly sell these securities in any jurisdiction outside the United States. If you are an investor outside the United States, you should inform yourself about and comply with any restrictions as to the offering of the securities and the distribution of this prospectus.

                               TABLE OF CONTENTS

                                                              Page
                                                              ----
             ABOUT THIS PROSPECTUS...........................   4
             WHERE YOU CAN FIND MORE INFORMATION.............   4
             FORWARD-LOOKING STATEMENTS......................   6
             NEW YORK COMMUNITY BANCORP, INC.................   6
             CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES   7
             USE OF PROCEEDS.................................   7
             REGULATION AND SUPERVISION......................   7
             DESCRIPTION OF DEBT SECURITIES..................   8
             SENIOR DEBT SECURITIES..........................  15
             SUBORDINATED DEBT SECURITIES....................  16
             DESCRIPTION OF COMMON STOCK.....................  18
             PLAN OF DISTRIBUTION............................  20
             LEGAL OPINIONS..................................  21
             EXPERTS.........................................  21

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, the "SEC," utilizing a "shelf" registration process. Under this shelf registration process, we may from time to time sell the debt securities and/or common stock described in this prospectus in one or more offerings, up to a total dollar amount of $400,000,000. We may also sell other securities under the registration statement that will reduce the total dollar amount of securities that we may sell under this prospectus. This prospectus provides you with a general description of the debt securities and common stock we may offer. Each time we sell debt securities and/or common stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

   Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "NYCB," "we," "us," "our" or similar references mean New York Community Bancorp, Inc. and references to the "Bank" mean New York Community Bank.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the SEC a registration statement under the Securities Act of 1933, as amended, the "Securities Act," that registers, among other securities, the offer and sale of the securities that we may offer under this prospectus. The registration statement, including the attached exhibits and schedules included or incorporated by reference in the registration statement, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

   In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, the "Exchange Act". You may read and copy this information at the following locations of the
SEC:

                             Public Reference Room
                            450 Fifth Street, N.W.
                                   Room 1024
                            Washington, D.C. 20549

                           Northeast Regional Office
                            The Woolworth Building
                                 233 Broadway
                           New York, New York 10279

                            Midwest Regional Office
                            500 West Madison Street
                                  Suite 1400
                         Chicago, Illinois 60661-2511


   You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

   The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers like us who file electronically with the SEC. The address of that site is:

                              http://www.sec.gov

   The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

   This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC.

                                                     Period or Date (as
                     SEC Filings                         applicable)
                     -----------                         -----------
    Annual Report on Form 10-K................... Year ended December 31,
                                                    2001, as filed on April
                                                    1, 2002
    Current Reports on Form 8-K.................. April 19, 2002
                                                  April 23, 2002
    Proxy Statement for the Annual Meeting of
      Shareholders............................... April 16, 2002
    The description of NYCB common stock set
      forth in the registration statement on Form
      8-A (No. 0- 22278) and any amendment or
      report filed with the SEC for the purpose
      of updating this description............... August 19, 1993

   In addition, we also incorporate by reference all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of our initial registration statement relating to the securities until the completion of the distribution of the debt securities and common stock covered by this prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than Current Reports furnished under Item 9 of Form 8-K), as well as proxy statements.

   The information incorporated by reference contains information about us and our financial condition and is an important part of this prospectus.

                               -----------------

   You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC's Internet world wide web site at www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

                         Investor Relations Department
                       New York Community Bancorp, Inc.
                              615 Merrick Avenue
                           Westbury, New York 11590
                                (516) 683-4420

   We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, those contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                          FORWARD-LOOKING STATEMENTS

   This prospectus and the other documents we incorporate by reference herein and therein, include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

   Forward-looking statements, which are based on certain assumptions, and describe our future plans, strategies, and expectations, are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," "plan," or other similar expressions. Although we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved or realized. Our ability to predict results or the actual effects of our plans and strategies are inherently uncertain. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus. Factors that could have a material adverse effect on our operations and on our subsidiaries' operations include, but are not limited to, changes in market interest rates, general economic conditions, legislation, and regulation; changes in the monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; changes in the quality or composition of the loan or investment portfolios; changes in deposit flows, competition, and demand for financial services and loan products in our local markets; changes in local real estate values; changes in accounting principles and guidelines; war or terrorist activities; and other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting our operations, pricing and services.

   You should not place undue reliance on these forward-looking statements, which reflect our expectations only as of the date of this prospectus. We do not assume any obligation to revise forward-looking statements except as may be required by law.

                       NEW YORK COMMUNITY BANCORP, INC.

   New York Community Bancorp, Inc., formerly known as Queens County Bancorp, Inc., was incorporated in the State of Delaware on July 20, 1993 as the holding company for New York Community Bank, formerly known as Queens County Savings Bank, the first savings bank chartered by the State of New York in the Borough of Queens, on April 14, 1859. NYCB acquired all of the stock of the Bank upon its conversion from a New York State-chartered mutual savings bank to a New York State-chartered stock form savings bank on November 23, 1993.

   On November 21, 2000, we changed our name from Queens County Bancorp, Inc. to New York Community Bancorp, Inc., in anticipation of our acquisition of Haven Bancorp, Inc. ("Haven"), parent company of CFS Bank. On November 30, 2000, Haven was merged with and into the Company, and on January 31, 2001, CFS Bank merged with and into New York Community Bank.

   On July 31, 2001, we completed a merger-of-equals with Richmond County Financial Corp. ("Richmond County"), parent company of Richmond County Savings Bank. At the same time, Richmond County Savings Bank merged with and into the Bank.

   In addition to operating the largest supermarket banking franchise in the metro New York region, the Bank is the second largest producer of multi-family mortgage loans in the City of New York.

   The Bank is subject to comprehensive regulation, examination and supervision by the New York State Banking Department, the "NYSBD," and the Federal Deposit Insurance Corporation, the "FDIC". NYCB is subject to regulation, examination and supervision by the Federal Reserve Board, the "FRB," as a bank holding company.

   NYCB's principal executive offices are located at 615 Merrick Avenue, Westbury, New York 11590 and its telephone number is (516) 683-4100.

   Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus. See "Where You Can Find More Information" on page 4 of this prospectus.

               CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

   Our consolidated ratios of earnings to fixed charges were as follows for the periods presented:

                                       Three Months
                                      Ended March 31, Year Ended December 31,
                                      --------------- ------------------------
                                           2002       2001 2000 1999 1998 1997
                                      --------------- ---- ---- ---- ---- ----
  Ratio of Earnings to Fixed Charges:
  Excluding Interest on Deposits.....      3.28       3.25 1.90 2.72 3.10 4.43
  Including Interest on Deposits.....      2.15       1.80 1.44 1.70 1.68 1.68

--------
   For the purpose of computing the ratio of earnings to fixed charges, "earnings" consist of income before income taxes and extraordinary items plus fixed charges, excluding capitalized interest. "Fixed charges" consist of interest on short-term and long-term debt, including interest related to capitalized leases and capitalized interest, and one-third of rent expense, which approximates the interest component of that expense. In addition, where indicated, fixed charges include interest on deposits.

                                USE OF PROCEEDS

   We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the prospectus supplement or pricing supplement relating to a specific issue of securities. Our general corporate purposes may include repurchasing our outstanding common stock, financing possible acquisitions of branches or other financial institutions or financial service companies, extending credit to, or funding investments in, our subsidiaries and repaying, reducing or refinancing indebtedness.

   The precise amounts and the timing of our use of the net proceeds will depend upon market conditions, our subsidiaries' funding requirements, the availability of other funds and other factors. Until we use the net proceeds from the sale of any of our securities for general corporate purposes, we will use the net proceeds to reduce our indebtedness or for temporary investments. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our corporate strategies, to fund our subsidiaries, to finance acquisitions or otherwise.

                          REGULATION AND SUPERVISION

   Our principal subsidiary, New York Community Bank, is a New York State-chartered savings bank and is subject to regulation and supervision by the NYSBD, its chartering agency, and by the FDIC. As the holding company for New York Community Bank, NYCB is a bank holding company subject to regulation and supervision by the FRB.

   Because we are a holding company, our rights and the rights of our creditors, including the holders of the debt securities and common stock we are offering under this prospectus, to participate in the assets of any of our subsidiaries upon the subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

   In addition, dividends, loans and advances from the Bank are restricted by federal and state statutes and regulations. Under applicable banking statutes, at March 31, 2002, the Bank could have declared additional dividends of approximately $195.1 million without further regulatory approval. The FDIC, the FRB and the NYSBD also have the authority to limit further the Bank's payment of dividends based on other factors, such as the maintenance of adequate capital for such subsidiary bank.

   In addition, there are various statutory and regulatory limitations on the extent to which the Bank can finance or otherwise transfer funds to us or to our nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. These general extensions of credit by the Bank to us or a nonbanking subsidiary are limited in amount to 10% of its capital and surplus and, with respect to us and all such nonbanking subsidiaries, to an aggregate of 20% of its capital and surplus. Furthermore, loans and extensions of credit are required to be secured in specified amounts and are required to be on terms and conditions consistent with safe and sound banking practices.

   For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries, and specific information relevant to us, you should refer to our Annual Report on Form 10-K for the year ended December 31, 2001, and any other subsequent reports filed by us with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the deposit insurance funds that insure deposits of banks, rather than for the protection of security holders. A change in the statutes, regulations or regulatory policies applicable to us or our subsidiaries may have a material effect on our business.

   Changes to the laws and regulations can affect the operating environment of bank holding companies and their subsidiaries in substantial and unpredictable ways. We cannot accurately predict whether those changes in laws and regulations will occur, and, if those changes occur, the ultimate effect they would have upon our or our subsidiaries' financial condition or results of operations.

                        DESCRIPTION OF DEBT SECURITIES

   We may issue senior debt securities or subordinated debt securities. Senior debt securities will be issued under an indenture, the "senior indenture," between us and Wilmington Trust Company, as senior trustee. Subordinated debt securities will be issued under a separate indenture, the "subordinated indenture," between us and Wilmington Trust Company, as subordinated trustee. A copy of the form of each of these indentures are exhibits to the registration statement of which this prospectus is a part.

   The senior debt securities will be unsecured and will rank equally with all of our other unsecured and senior indebtedness. The subordinated debt securities will be unsecured and will be subordinated to all of our existing and future senior indebtedness and other financial obligations, as described under "Subordinated Debt Securities--Subordination" beginning on page 16.

   The following describes the general terms and provisions of the debt securities to be offered by any prospectus supplement. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities so offered, will be described in the prospectus supplement relating to those securities. The following descriptions of the indentures are not complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the respective indentures.

General

   The indentures permit us to issue the debt securities from time to time, without limitation as to aggregate principal amount and in one or more series. Also, we may from time to time to incur additional indebtedness which may be senior to the debt securities. Neither the indentures nor the debt securities will limit or otherwise restrict the amount of other indebtedness which we may incur or other securities which we or our subsidiaries may issue, including indebtedness which may rank senior to the debt securities. In this regard, nothing in the subordinated indenture or in the terms of the subordinated debt securities will prohibit the issuance of securities representing subordinated indebtedness that is senior or junior to the subordinated debt securities.

   We may issue debt securities if the conditions contained in the indentures are satisfied. These conditions include the adoption of resolutions by our board of directors and a certificate of an authorized officer that establishes the terms of the debt securities being issued. Any resolution or officer's certificate approving the issuance of any issue of debt securities will include the terms of that issue of debt securities, including:

    .  the title and series designation;

    . the aggregate principal amount and the limit, if any, on the aggregate principal amount or initial issue price of the debt securities which may be issued under the applicable indenture;

    . the principal amount payable, whether at maturity or upon earlier acceleration;

    . whether the principal amount payable will be determined with reference to an index, formula or other method which may be calculated, by using, among other measurements, the value of currencies, securities or baskets of securities, commodities, or indices to which any such amount payable is linked;

    . whether the debt securities will be issued as original issue discount securities (as defined below);

    . the date or dates on which the principal of the debt securities is payable;

    . any fixed or variable interest rate or rates per annum or the method or formula for determining an interest rate;

    .  the date from which any interest will accrue;

    .  any interest payment dates;

    . whether the debt securities are senior or subordinated, and if subordinated, the terms of the subordination if different from that summarized in this prospectus;

    . the price or prices at which the debt securities will be issued, which may be expressed as a percentage of the aggregate principal amount of those debt securities;

    .  the stated maturity date;

    .  whether the debt securities are to be issued in global form;

    .  any sinking fund requirements;

    . any provisions for redemption, the redemption price and any remarketing arrangements;

    .  the minimum denominations;

    . whether the debt securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

    .  any restrictions on the offer, sale and delivery of the debt securities;

    .  information with respect to book-entry procedures;

    . the place or places where payments or deliveries on the debt securities will be made and may be presented for registration of transfer or exchange;

    . whether any of the debt securities will be subject to defeasance in advance of the date for redemption or the stated maturity date;

    . whether and how we may satisfy our obligations with regard to payment upon maturity, any redemption, required repurchase, any exchange provisions or interest payment through the delivery to holders of other securities, which may or may not be issued by us, or a combination of cash, securities and/or property, "maturity consideration";

    . the terms, if any, upon which the debt securities are convertible into other securities of ours or another issuer and the terms and conditions upon which any conversion will be effected, including the initial conversion price or rate, the conversion period and any other provisions in addition to or instead of those described in this prospectus; and

    . any other terms of the debt securities which are not inconsistent with the provisions of the applicable indenture.

   The debt securities may be issued as "original issue discount securities" which bear no interest or interest at a rate which at the time of issuance is below market rates and which will be sold at a substantial discount below their principal amount. If the maturity of any original issue discount security is accelerated, the amount payable to the holder of the security will be determined by the applicable prospectus supplement, the terms of the security and the relevant indenture, but will be an amount less than the amount payable at the maturity of the principal of that original issue discount security. Special federal income tax and other considerations relating to original issue discount securities will be described in the applicable prospectus supplement.

   Please see the accompanying prospectus supplement or pricing supplement you have received or will receive for the terms of the specific debt securities we are offering.

   You should be aware that special U.S. Federal income tax, accounting and other considerations may apply to the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations.

Registration and Transfer

   Unless otherwise indicated in the applicable prospectus supplement, we will issue each series of debt securities in registered form only, without coupons.

   Holders may present debt securities in registered form for transfer or exchange for other debt securities of the same series at the offices of the trustee according to the terms of the applicable indenture.

   Unless otherwise indicated in the applicable prospectus supplement, the debt securities issued in fully registered form will be issued without coupons and in denominations of (1) $1,000 or integral multiples of $1,000 for any senior debt security and (2) $100,000 or any integral multiple of $1,000 in excess of $100,000 for any subordinated debt security.

   No service charge will be required for any transfer or exchange of the debt securities but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

Payment and Place of Payment

   We will pay or deliver principal, maturity consideration and any premium and interest in the manner, at the places and subject to the restrictions set forth in the applicable indenture, the debt securities and the applicable prospectus supplement. However, at our option, we may pay any interest by check mailed to the holders of registered debt securities at their registered addresses.

Global Securities

   Each indenture provides that we may issue debt securities in global form. If any series of debt securities is issued in global form, the prospectus supplement will describe any circumstances under which beneficial owners of interests in any of those global debt securities may exchange their interests for debt securities of that series and of like tenor and principal amount in any authorized form and denomination.

Events of Default

   Unless otherwise indicated in the applicable prospectus supplement, the following are events of default under the senior indenture with respect to the senior debt securities:

    . default in the payment of any principal or premium on senior debt securities when due;

    . default in the payment of any interest on senior debt securities when due, which continues for 30 days;

    . default in the delivery or payment of the maturity consideration on senior debt securities when due;

    . default in the deposit of any sinking fund payment on senior debt securities when due;

    . default in the performance of any other obligation contained in the applicable indenture for the benefit of that series or in the senior debt securities of that series, which continues for 60 days after written notice;

    . default in the payment of any of our other indebtedness or the indebtedness of any principal constituent bank (as defined below) (whether currently existing or created in the future) having an original or principal amount of $5,000,000 or more which results in acceleration of that indebtedness and we have not made that payment or the obligation to make that payment has not been waived or extended within 30 days of default or any acceleration has not been rescinded or annulled within 30 days of the related declaration;

    . specified events in bankruptcy, insolvency or reorganization of us or any principal constituent bank; and

    . any other event of default provided with respect to senior debt securities of any series.

   If an event of default (other than an event of default arising from specified events in bankruptcy of us or any principal constituent bank) occurs and is continuing for any series of senior debt securities, the senior trustee or the holders of not less than 25% in aggregate principal amount or issue price of the outstanding securities of that series may declare all amounts, or any lesser amount provided for in the senior debt securities of that series, to be due and payable or deliverable immediately.

   The following are the only events of default under the subordinated indenture with respect to the subordinated debt securities:

    .  specified events in bankruptcy, insolvency or reorganization; and

    . any other event of default provided with respect to subordinated debt securities of any series.

   If an event of default occurs and is continuing for any series of subordinated debt securities, the subordinated trustee or the holders of not less than 25% in aggregate principal amount or issue price of the outstanding securities of that series may declare all amounts, or any lesser amount provided for in the subordinated debt securities of that series, to be due and payable or deliverable immediately; provided, however, the subordinated trustee and the holders of subordinated debt securities will not be entitled to accelerate the maturity of the subordinated debt securities in the case of a default in the performance of any covenant with respect to the subordinated debt securities, including the payment of interest and principal or the delivery of the maturity consideration.

   If a default occurs and is continuing under the subordinated indenture, the subordinated trustee may, in its discretion and subject to certain conditions, seek to enforce its rights and the rights of the holders of the subordinated debt securities by appropriate judicial proceedings. The following are defaults under the subordinated indenture with respect to subordinated debt securities of any series:

    . any event of default with respect to subordinated debt securities of that series;

    . default in the payment of any principal or premium on subordinated debt securities of that series when due;

    . default in the payment of any interest or subordinated debt securities of that series when due, which continues for 30 days;

    . default in the delivery or payment of the maturity consideration on subordinated debt securities of that series when due;

    . default in the performance of any other obligation contained in the applicable indenture for the benefit of that series or in the subordinated debt securities of that series, which continues for 60 days after written notice; and

    . any other default provided with respect to subordinated debt securities of that series.

   At any time after the trustee or the holders have accelerated a series of debt securities, but before the trustee has obtained a judgment or decree for payment of money due or delivery of the maturity consideration, the holders of a majority in aggregate principal amount or issue price of outstanding debt securities of that series may rescind and annul that acceleration and its consequences, provided that all payments and/or deliveries due, other than those due as a result of acceleration, have been made and all events of default have been remedied or waived.

   The holders of a majority in principal amount or aggregate issue price of the outstanding debt securities of any series may waive any default with respect to that series, except a default:

    . in the payment of any amounts due and payable or deliverable under the debt securities of that series; or

    . in an obligation contained in, or a provision of, an indenture which cannot be modified under the terms of that indenture without the consent of each holder of each series of debt securities affected.

   The holders of a majority in principal amount or issue price of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee or exercising any trust or power conferred on the trustee with respect to debt securities of that series, provided that any direction is not in conflict with any rule of law or the indenture. Subject to the provisions of the indenture relating to the duties of the trustee, before proceeding to exercise any right or power under the indenture at the direction of the holders, the trustee is entitled to receive from those holders reasonable security or indemnity against the costs, expenses and liabilities which it might incur in complying with any direction.

   A holder of any debt security of any series will have the right to institute a proceeding with respect to the indenture or for any remedy under the indenture, if:

    . that holder previously gives to the trustee written notice of a continuing event of default with respect to debt securities of that series;

    . the holders of not less than 25% for any senior debt security, or a majority for any subordinated debt security, in aggregate principal amount or issue price of the outstanding debt securities of that series also will have made written request and offered the trustee indemnity satisfactory to the trustee to institute that proceeding as trustee;

    . the trustee will not have received from the holders of a majority in principal amount or issue price of the outstanding debt securities of that series a direction inconsistent with the request; and

    .  the trustee will have failed to institute the proceeding within 60 days.

   However, any holder of a debt security has the absolute right to institute suit for any defaulted payment after the due dates for payment under that debt security.

   We are required to furnish to the trustees annually a statement as to the performance of our obligations under the indentures and as to any default in that performance.

Modification and Waiver

   Unless otherwise indicated in the applicable prospectus supplement, we and the applicable trustee may amend and modify each indenture with the consent of holders of at least 66 2/3% in principal amount or issue price of each series of debt securities issued under that indenture affected. However, without the consent of each holder of any debt security issued under the applicable indenture, we may not amend or modify that indenture to:

    . change the stated maturity date of the principal or maturity consideration of, or any installment of principal or interest on, any debt security issued under that indenture;

    . reduce the principal amount or maturity consideration of, the rate of interest on, or any premium payable upon the redemption of any debt security issued under that indenture;

    . reduce the amount of principal or maturity consideration of an original issue discount security issued under that indenture payable upon acceleration of its maturity;

    . change the place or currency of payment of principal or maturity consideration of, or any premium or interest on, any debt security issued under that indenture;

    . impair the right to institute suit for the enforcement of any payment or delivery on or with respect to any debt security issued under that indenture;

    . reduce the percentage in principal amount or issue price of debt securities of any series issued under that indenture, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture;

    . make any change relating to the subordination of the debt securities in a manner adverse to the holders of those debt securities or, in the case of subordinated debt securities, in a manner adverse to holders of senior indebtedness, unless the holders of senior indebtedness consent to that change under the terms of that senior indebtedness; or

    . reduce the percentage in principal amount or issue price of debt securities of any series issued under that indenture, the consent of whose holders is required to waive any past default.

   The holders of at least a majority in principal amount or issue price of the outstanding debt securities of any series issued under that indenture may, with respect to that series, waive past defaults under the indenture, except as described under "-- Events of Default" beginning on page 11.

   Unless otherwise indicated in the applicable prospectus supplement, we and the trustee may also amend and modify each indenture without the consent of any holder for any of the following purposes:

    .  to evidence the succession of another person to us;

    . to add to our covenants for the benefit of the holders of all or any series of securities;

    .  to add events of default;

    . to add or change any provisions of the indentures to facilitate the issuance of bearer securities;

    . to change or eliminate any of the provisions of the applicable indenture, so long as any such change or elimination will become effective only when there is no outstanding security of any series which is entitled to the benefit of that provision;

    .  to establish the form or terms of debt securities of any series;

    . to evidence and provide for the acceptance of appointment by a successor trustee;

    . to cure any ambiguity, to correct or supplement any provision in the applicable indenture, or to make any other provisions with respect to matters or questions arising under that indenture, so long as the interests of holders of debt securities of any series are not adversely affected in any material respect under that indenture;

    . to convey, transfer, assign, mortgage or pledge any property to or with the trustee securing the debt securities; or

    . to provide for conversion rights of the holders of the debt securities of any series to enable those holders to convert those securities into other securities.

Consolidation, Merger and Sale of Assets

   Unless otherwise indicated in the applicable prospectus supplement, we may consolidate or merge with or into any other corporation, and we may sell, lease or convey all or substantially all of our assets to any corporation, provided that:

    . the resulting corporation, if other than us, is a corporation organized and existing under the laws of the United States of America or any U.S. state and assumes all of our obligations to:

       . pay or deliver the principal or maturity consideration of, and any premium, or interest on, the debt securities; and

       . perform and observe all of our other obligations under the indentures; and

    . we are not, or any successor corporation, as the case may be, is not, immediately after any consolidation or merger, in default under the indentures.

   Neither of the indentures provides for any right of acceleration in the event of a consolidation, merger, sale of all or substantially all of the assets, recapitalization or change in our stock ownership. In addition, the indentures do not contain any provision which would protect the holders of debt securities against a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

Regarding the Trustee

   The trustee provides trust services to us and our affiliates in connection with certain trust preferred securities that we currently have outstanding.

   The occurrence of any default under either the senior indenture, the subordinated indenture or the indenture between us and the trustee relating to our junior subordinated debentures, which may also be issued under this registration statement, could create a conflicting interest for the trustee under the Trust Indenture Act. If that default has not been cured or waived within 90 days after the trustee has or acquired a conflicting interest, the trustee would generally be required by the Trust Indenture Act to eliminate that conflicting interest or resign as trustee with respect to the debt securities issued under the senior indenture or the subordinated indenture, or with respect to the junior subordinated debentures issued to certain Delaware statutory business trusts of ours under a separate indenture. If the trustee resigns, we are required to promptly appoint a successor trustee with respect to the affected securities.

   The Trust Indenture Act also imposes certain limitations on the right of the trustee, as a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect to any cash claim or otherwise. The trustee will be permitted to engage in other transactions with us, provided that, if it acquires a conflicting interest within the meaning of
Section 310 of the Trust Indenture Act, it must generally either eliminate that conflict or resign.

International Offering

   If specified in the applicable prospectus supplement, we may issue debt securities outside the United States. Those debt securities will be described in the applicable prospectus supplement. In connection with any offering outside the United States, we will designate paying agents, registrars or other agents with respect to the debt securities, as specified in the applicable prospectus supplement.

   We will describe in the applicable prospectus supplement whether our debt securities issued outside the United States: (1) may be subject to certain selling restrictions; (2) may be listed on one or more foreign stock exchanges; and (3) may have special United States tax and other considerations applicable to an offering outside the United States.

                            SENIOR DEBT SECURITIES

   The senior debt securities will be our direct, unsecured obligations and will rank equally with all of our other outstanding senior indebtedness.

Restrictive Covenants

   Disposition of Voting Stock of Certain Subsidiaries. Unless otherwise indicated in the applicable prospectus supplement, we may not sell or otherwise dispose of, or permit the issuance of, any voting stock or any security convertible or exercisable into voting stock of a "principal constituent bank" of ours or any subsidiary of ours which owns a controlling interest in a principal constituent bank. A "principal constituent bank" is a bank subsidiary that has total assets equal to 30% or more of our assets. Currently, our only principal constituent bank is New York Community Bank. Any designation of a banking subsidiary as a principal constituent bank with respect to senior debt securities of any series will remain effective until the senior debt securities of that series have been repaid. As of the date of this prospectus, no banking subsidiaries other than the Bank have been designated as principal constituent banks with respect to any series of debt securities.

   This restriction does not apply to dispositions made by us or any subsidiary:

    . acting in a fiduciary capacity for any person other than us or any subsidiary;

    .  to us or any of our wholly-owned subsidiaries;

    .  if required by law for the qualification of directors;

    .  to comply with an order of a court or regulatory authority;

    . in connection with a merger of, or consolidation of, a principal constituent bank with or into a wholly-owned subsidiary or a majority-owned banking subsidiary, as long as we hold, directly or indirectly, in the entity surviving that merger or consolidation, not less than the percentage of voting stock we held in the principal constituent bank prior to that action;

    . if that disposition or issuance is for fair market value as determined by our board of directors, and, if after giving effect to that disposition or issuance and any potential dilution, we and our wholly-owned subsidiaries will own directly not less than 80% of the voting stock of that principal constituent bank or any subsidiary which owns a principal constituent bank;

    . if a principal constituent bank sells additional shares of voting stock to its stockholders at any price, if, after that sale, we hold directly or indirectly not less than the percentage of voting stock of that principal constituent bank we owned prior to that sale; or

    . if we or a subsidiary pledges or creates a lien on the voting stock of a principal constituent bank to secure a loan or other extension of credit by a majority-owned banking subsidiary subject to Section 23A of the Federal Reserve Act.

   Limitation upon Liens on Certain Capital Stock. Unless otherwise indicated in the applicable prospectus supplement, we may not at any time, directly or indirectly, create, assume, incur or permit to exist any mortgage, pledge, encumbrance or lien or charge of any kind upon:

    . any shares of capital stock of any principal constituent bank, other than directors' qualifying shares; or

    . any shares of capital stock of a subsidiary which owns capital stock of any principal constituent bank.

   This restriction does not apply to:

    . liens for taxes, assessments or other governmental charges or levies which are not yet due or are payable without penalty or which we are contesting in good faith by appropriate proceedings so long as we have set aside on our books adequate reserves to cover the contested amount; or

    . the lien of any judgment, if that judgment is discharged, or stayed on appeal or otherwise, within 60 days.

Defeasance

   We may terminate or "defease" our obligations under the senior indenture with respect to the senior debt securities of any series by taking the following steps:

   (1) depositing irrevocably with the senior trustee an amount which through the payment of interest, principal or premium, if any, will provide an amount sufficient to pay the entire amount of the senior debt securities:

       . in the case of senior debt securities denominated in U.S. dollars, U.S. dollars or U.S. government obligations;

       . in the case of senior debt securities denominated in a foreign currency, money in that foreign currency or foreign government obligations of the foreign government or governments issuing that foreign currency; or

       . a combination of money and U.S. government obligations or foreign government obligations;

(2)  delivering:

       . an opinion of independent counsel that the holders of the senior debt securities of that series will have no federal income tax consequences as a result of that deposit and termination;

       . if the senior debt securities of that series are then listed on a national or regional securities exchange in the United States, an opinion of counsel that those senior debt securities will not be delisted as a result of the exercise of this defeasance option;

       .  an opinion of counsel as to certain other matters;

       . officers' certificates certifying as to compliance with the senior indenture and other matters; and

       .  paying all amounts due under the senior indenture.

   Further, the defeasance cannot cause an event of default under the senior indenture or any other agreement or instrument and no default under the senior indenture or any such other agreement or instrument can exist at the time the defeasance occurs.

                         SUBORDINATED DEBT SECURITIES

   The subordinated debt securities will be our direct, unsecured obligations. Unless otherwise specified in the applicable prospectus supplement, the subordinated debt securities will rank equally with all of our outstanding subordinated indebtedness that is not specifically stated to be junior to the subordinated debt securities.

Subordination

   The subordinated debt securities will be subordinated in right of payment to all "senior indebtedness," as defined below. In certain circumstances relating to our liquidation, dissolution, winding up, reorganization, insolvency or similar proceedings, the holders of all senior indebtedness will first be entitled to receive payment in full before the holders of the subordinated debt securities will be entitled to receive any payment on the subordinated debt securities.

   If the maturity of any debt securities is accelerated, we will have to repay all senior indebtedness before we can make any payment on the subordinated debt securities.

   In addition, we may make no payment on the subordinated debt securities in the event:

    . there is a default in any payment or delivery with respect to any senior indebtedness; or

    . there is an event of default with respect to any senior indebtedness which permits the holders of that senior indebtedness to accelerate the maturity of the senior indebtedness.

   By reason of this subordination in favor of the holders of senior indebtedness, in the event of an insolvency, our creditors who are not holders of senior indebtedness or the subordinated debt securities may recover less, proportionately, than holders of senior indebtedness and may recover more, proportionately, than holders of the subordinated debt securities.

   Unless otherwise specified in the prospectus supplement relating to the particular series of subordinated debt securities, "senior indebtedness" is defined in the subordinated indenture as:

    . the principal of, premium, if any, and interest on all of our "indebtedness for money borrowed," as defined below, except (A) other subordinated debt securities issued under the subordinated indenture,
       (B) any indebtedness which is expressly stated to be junior in right of payment to the subordinated debt securities and (C) indebtedness which is expressly stated to rank equally with the subordinated debt securities;

    . all of our obligations to make payment pursuant to the terms of financial instruments, such as (A) securities contracts and foreign currency exchange contracts, (B) derivative instruments, such as swap agreements, including interest rate and foreign exchange rate swap agreements, cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, commodity option contracts, and (C) similar financial instruments, other than obligations on account of senior indebtedness and obligations on account of indebtedness for money borrowed ranking equally with or subordinate to the subordinated debt securities; and

    .  any deferrals, renewals or extensions of any senior indebtedness.

   The term "indebtedness for money borrowed" means:

    . any of our obligations or any obligation we have guaranteed for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments; and

    . any of our deferred payment obligations or any such obligation we have guaranteed for the payment of the purchase price of property or assets evidenced by a note or similar instrument.

   The subordinated indenture does not limit or prohibit the incurrence of additional senior indebtedness, which may include indebtedness that is senior to the subordinated debt securities, but subordinate to our other obligations. Any prospectus supplement relating to a particular series of subordinated debt securities will set forth the aggregate amount of our indebtedness senior to the subordinated debt securities as of a recent practicable date.

   The subordinated debt securities will rank equally in right of payment with each other.

   The prospectus supplement may further describe the provisions, if any, which may apply to the subordination of the subordinated debt securities of a particular series.

Restrictive Covenants

   The subordinated indenture does not contain any significant restrictive covenants. The prospectus supplement relating to a series of subordinated debt securities may describe certain restrictive covenants, if any, to which we may be bound under the subordinated indenture.

                          DESCRIPTION OF COMMON STOCK

Company

   NYCB, which is incorporated under the General Corporation Law of the State of Delaware, is authorized to issue 150,000,000 shares of its common stock, $0.01 par value, of which 102,182,204 shares were issued and outstanding as of March 31, 2002. NYCB's board of directors may at any time, without additional approval of the holders of common stock, issue additional authorized but previously unissued shares of common stock.

Voting Rights

   The holders of common stock are entitled to one vote per share on all matters presented to shareholders. Holders of common stock are not entitled to cumulate their votes in the election of directors.

No Preemptive or Conversion Rights

   The holders of common stock do not have preemptive rights to subscribe for a proportionate share of any additional securities issued by NYCB before such securities are offered to others. The absence of preemptive rights increases NYCB's flexibility to issue additional shares of common stock in connection with NYCB's acquisitions, employee benefit plans and for other purposes, without affording the holders of common stock a right to subscribe for their proportionate share of those additional securities. The holders of common stock are not entitled to any redemption privileges, sinking fund privileges or conversion rights.

Dividends

   Holders of common stock are entitled to receive dividends ratably when, as and if declared by NYCB's board of directors from assets legally available therefor, after payment of all dividends on preferred stock, if any is outstanding. Under Delaware Law, NYCB may pay dividends out of surplus or net profits for the fiscal year in which declared and/or for the preceding fiscal year, even if our surplus accounts are in a deficit position. Dividends paid by our subsidiary Bank are the primary source of funds available to NYCB for payment of dividends to our stockholders and for other needs. NYCB's board of directors intends to maintain its present policy of paying regular quarterly cash dividends. The declaration and amount of future dividends will depend on circumstances existing at the time, including NYCB's earnings, financial condition and capital requirements, as well as regulatory limitations and such other factors as NYCB's board of directors deems relevant. See "Regulation and Supervision" on page 7.

   NYCB's principal assets and sources of income consist of investments in our operating subsidiaries, which are separate and distinct legal entities.

Liquidation

   Upon liquidation, dissolution or the winding up of the affairs of NYCB, holders of common stock are entitled to receive their pro rata portion of the remaining assets of NYCB after the holders of NYCB's preferred stock have been paid in full any sums to which they may be entitled.

Certain Charter and Bylaw Provisions Affecting Stock

   NYCB's Certificate of Incorporation and Bylaws contain several provisions that may make NYCB a less attractive target for an acquisition of control by anyone who does not have the support of NYCB's board of directors. Such provisions include, among other things, the requirement of a supermajority vote of stockholders or directors to approve certain business combinations and other corporate actions, a minimum price provision, several special procedural rules, a staggered board of directors, and the limitation that stockholder actions without a meeting may only be taken by unanimous written stockholder consent. The foregoing is qualified in its entirely by reference to NYCB's Certificate of Incorporation, as amended, and Bylaws both of which are on file with the SEC.

Restrictions on Ownership

   The Bank Holding Company Act of 1956, the "BHC Act," generally would prohibit any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of NYCB. "Control" is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would need the prior approval of the FRB before acquiring 5% or more of the voting stock of NYCB. In addition, the Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the FRB has been notified and has not objected to the transaction. Under a rebuttable presumption established by the FRB, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as NYCB, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.

NYCB Stockholder Protection Rights Agreement

   The following is a description of the rights issued under the NYCB stockholder protection rights agreement, as amended. This description is subject to, and is qualified in its entirety by reference to, the text of the rights agreement. A description of the rights agreement specifying the terms of the rights has been included in reports filed by NYCB under the Exchange Act. See "Where You Can Find More Information" on page 4.

   Each issued share of NYCB common stock has attached to it one right issued pursuant to a Stockholder Protection Rights Agreement, dated as of January 16, 1996 and amended on March 27, 2001, between NYCB and Mellon Investor Services L.L.C., as rights agent. Each right entitles its holder to purchase one one-hundredth of a share of participating preferred stock of NYCB at an exercise price of $120, subject to adjustment, after the separation time, which means after the close of business on the earlier of:

    . the tenth business day after commencement of a tender or exchange offer that, if consummated, would result in the offeror becoming an "acquiring person," which is defined in the rights agreement as a person beneficially owning 10% or more of the outstanding shares of NYCB common stock; and

    . the tenth business day after the first date of public announcement that a person has become an acquiring person, which is also called the flip-in date.

   The rights are not exercisable until the business day following the separation time. The rights expire on the earlier of:

    .  the close of business on January 16, 2006;

    .  redemption, as described below;

    .  an exchange for common stock, as described below; or

    . the merger of NYCB into another corporation pursuant to an agreement entered into prior to a flip-in date.

   The NYCB board of directors may, at any time prior to the occurrence of a flip-in date, redeem all the rights at a price of $0.01 per right.

   If a flip-in date occurs, each right, other than those held by the acquiring person or any affiliate or associate of the acquiring person or by any transferees of any of these persons, will constitute the right to purchase shares of NYCB common stock having an aggregate market price equal to $240 in cash, subject to adjustment. In addition, the NYCB board of directors may, at any time between a flip-in date and the time that an acquiring person becomes the beneficial owner of more than 50% of the outstanding shares of NYCB common stock, elect to exchange the rights for shares of NYCB common stock at an exchange ratio of one share of NYCB common stock per right.

   Under the rights agreement, after a flip-in date occurs, NYCB may not consolidate or merge, or engage in other similar transactions, with an acquiring person without entering into a supplemental agreement with the acquiring person providing that, upon consummation or occurrence of the transaction, each right shall thereafter constitute the right to purchase common stock of the acquiring person having an aggregate market price equal to $240 in cash, subject to adjustment.

   These rights may not prevent a takeover of NYCB. The rights, however, may have antitakeover effects. The rights may cause substantial dilution to a person or group that acquires 10% or more of the outstanding NYCB common stock unless the rights are first redeemed by the NYCB board of directors.

   On March 27, 2001, NYCB and Mellon amended the rights agreement to substantially prevent the merger agreement with Richmond County, the stock option agreements with Richmond County, and the merger with Richmond County from triggering the provisions of the rights agreement.

                             PLAN OF DISTRIBUTION

   We may sell securities:

    . to the public through a group of underwriters managed or co-managed by one or more underwriters;

    .  through one or more agents; or

    .  directly to purchasers.

   The distribution of the securities may be effected from time to time in one or more transactions:

    .  at a fixed price, or prices, which may be changed from time to time;

    .  at market prices prevailing at the time of sale;

    .  at prices related to those prevailing market prices; or

    .  at negotiated prices.

   Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

   The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

    .  the name of the agent or the name or names of any underwriters;

    .  the public offering or purchase price;

    . any discounts and commissions to be allowed or paid to the agent or underwriters;

    .  all other items constituting underwriting compensation;

    .  any discounts and commissions to be allowed or paid to dealers; and

    .  any exchanges on which the securities will be listed.

   We may agree to enter into an agreement to indemnify the agents and the several underwriters against certain civil liabilities, including liabilities under the Securities Act or to contribute to payments the agents or the underwriters may be required to make.

   If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase debt securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to those contracts will be equal to, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

    . the purchase by an institution of the debt securities covered under that contract will not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

    . if the debt securities are also being sold to underwriters acting as principals for their own account, the underwriters will have purchased those debt securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

   Certain of the underwriters and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for, us or one or more of our affiliates in the ordinary course of business.

                                LEGAL OPINIONS

   The validity of the securities offered hereby will be passed upon for us by Muldoon Murphy & Faucette LLP, Washington, D.C.

                                    EXPERTS

   The consolidated financial statements of NYCB and subsidiaries as of December 31, 2001 and December 31, 2000 and for each of the years in the three-year period ended December 31, 2001 have been incorporated by reference herein in reliance upon the report, also incorporated by reference herein, of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP refers to changes, in 2001, in NYCB's methods of accounting for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001.

--------------------------------------------------------------------------------

                               5,100,000 Shares

                           [LOGO] NEW YORK COMMUNITY
                                 BANCORP, INC.


                                 Common Stock


                          ---------------------------

                             PROSPECTUS SUPPLEMENT

                                         , 2002

                          ---------------------------


                          Joint Book-Running Managers

                                LEHMAN BROTHERS

                             SALOMON SMITH BARNEY


                              Joint Lead Manager

                       SANDLER O'NEILL & PARTNERS, L.P.

                               -----------------

                                 ADVEST, INC.

                          JANNEY MONTGOMERY SCOTT LLC

                         KEEFE, BRUYETTE & WOODS, INC.

--------------------------------------------------------------------------------

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-3 and has duly caused this Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Westbury, and the State of New York, on April 29, 2002.

                                       NEW YORK COMMUNITY BANCORP, INC.

                                       By: /s/ Joseph R. Ficalora
                                           -----------------------------------
                                           Joseph R. Ficalora
                                           President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Form S-3 Registration Statement has been signed by the following persons in the capacities indicated on April 29, 2002.

                   Signature                                                     Title
                   ---------                                                     -----

            /s/ Joseph R. Ficalora                               President and Chief Executive Officer
-----------------------------------------------
              Joseph R. Ficalora

                       *                                                 Chairman of the Board
-----------------------------------------------
              Michael F. Manzulli

                       *                                 Executive Vice President and Chief Financial Officer
-----------------------------------------------              (Principal Financial and Accounting Officer)
                  Robert Wann

                       *                                                       Director
-----------------------------------------------
                Donald M. Blake

                       *                                                       Director
-----------------------------------------------
               Anthony E. Burke

                       *                                                       Director
-----------------------------------------------
                Dominick Ciampa

                       *                                                       Director
-----------------------------------------------
               Robert S. Farrell

                       *                                                       Director
-----------------------------------------------
           Dr. William C. Frederick

                       *                                                       Director
-----------------------------------------------
               Max L. Kupferberg

                       *                                                       Director
-----------------------------------------------
               Howard C. Miller

* Joseph R. Ficalora, by signing his name hereto, signs this document on behalf of the above noted individuals pursuant to a power of attorney dated April 19, 2002 which is filed as an exhibit to this registration statement.

                                                   /s/ Joseph R. Ficalora
                                                   -----------------------------
                                                   Name: Joseph R. Ficalora
                                                   Attorney-in-Fact

      Pursuant to the requirements of the Securities Act of 1933, each Trust has duly caused this Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Westbury, and the State of New York, on April 29, 2002.

                       New York Community Capital Trust I

                       New York Community Capital Trust II

                       New York Community Capital Trust III

                       New York Community Capital Trust IV

                       New York Community Capital Trust V

                                       By: /s/ Joseph R. Ficalora
                                           ----------------------------------
                                           Joseph R. Ficalora
                                           Trustee

                                       By: /s/ Robert Wann
                                           ----------------------------------
                                           Robert Wann
                                           Trustee

                                       By: /s/ Thomas R. Cangemi
                                           ----------------------------------
                                           Thomas R. Cangemi
                                           Trustee

                                                                     Exhibit IND

                                INDEX TO EXHIBITS

Exhibits
--------

1(a)         --     Form of Underwriting Agreement for offering of Debt
                    Securities. (The form of such agreement will be filed as an exhibit to a Current Report on Form 8-K and incorporated
                    herein by reference.)

1(b)         --     Form of Underwriting Agreement for offering of Preferred
                    Securities. (The form of such agreement will be filed as an exhibit to a Current Report on Form 8-K and incorporated
                    herein by reference.)

1(c)         --     Form of Underwriting Agreement for offering of Common Stock.
                    (The form of such agreement will be filed as an exhibit to a
                    Current Report on Form 8-K and incorporated herein by
                    reference.)

1(d)         --     Form of Underwriting Agreement for offering of Units and
                    Warrants. (The form of such agreement will be filed as an
                    exhibit to a Current Report on Form 8-K and incorporated
                    herein by reference.)

4(a)         --     Form of Senior Indenture. **

4(b)         --     Form of Note for Senior Debt Securities. **

4(c)         --     Form of Subordinated Indenture. **

4(d)         --     Form of Note for Subordinated Debt Securities. **

4(e)         --     Certificate of Incorporation of New York Community Bancorp,
                    Inc., as amended (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 filed with the
                    Securities and Exchange Commission, Registration No.
                    33-66852).

4(f)(i)      --     Certificate of Trust of New York Community Capital Trust I.**

4(f)(ii)     --     Certificate of Trust of New York Community Capital Trust II.**

4(f)(iii)    --     Certificate of Trust of New York Community Capital Trust III.**

4(f)(iv)     --     Certificate of Trust of New York Community Capital Trust IV.**

4(f)(v)      --     Certificate of Trust of New York Community Capital Trust V.**

4(g)(i)      --     Declaration of Trust of New York Community Capital Trust I.**

4(g)(ii)     --     Declaration of Trust of New York Community Capital Trust II.**

4(g)(iii)    --     Declaration of Trust of New York Community Capital Trust III.**

4(g)(iv)     --     Declaration of Trust of New York Community Bank Capital Trust IV.**

4(g)(v)      --     Declaration of Trust of New York Community Capital Trust V.**

4(h)(i)      --     Form of Amended and Restated Declaration of Trust to be used in connection with the issuance of the Preferred Securities.**

Exhibits
--------

4(h)(ii)     --     Form of Amended and Restated Declaration of Trust to be used in connection with issuance of the Units (incorporated by
                    reference to Exhibit 4(h)(ii) to New York Community Bancorp,
                    Inc.'s Form 8-K filed with the Securities and Exchange
                    Commission on April 23, 2002.)

4(i)(i)      --     Form of Indenture relating to Junior Subordinated Debentures.**

4(i)(ii)     --     Form of Indenture relating to Junior Subordinated Debentures issued in connection with Units.**

4(j)         --     Form of Supplemental Indenture to be used in connection with the issuance of the Junior Subordinated Debentures and Preferred
                    Securities issued in connection with Units.**

4(k)(i)      --     Form of Preferred Security (included in Exhibit 4(h)(i)).**

4(k)(ii)     --     Form of Preferred Security (included in Exhibit 4(h)(ii)) issued in connection with Units).**

4(l)(i)      --     Form of Junior Subordinated Debenture (included in Exhibit 4(i)(i)).**

4(l)(ii)     --     Form of Junior Subordinated Debenture issued in connection with
                    Units (included in Exhibit 4(i)(ii)).**

4(l)(iii)    --     Form of Warrant (included in Exhibit 4(p)).

4(l)(iv)     --     Form of Unit Certificate (included in Exhibit 4(o)).

4(1)(v)      --     Specimen Common Stock Certificate (incorporated by reference to
                    Exhibits filed with the Registration Statement on Form S-1,
                    Registration No. 33-66852).

4(m)(i)      --     Form of Preferred Securities Guarantee.**

4(m)(ii)     --     Form of Preferred Securities Guarantee issued in connection with Units.**

4(n)(i)      --     Shareholder Protection Rights Agreement, dated as of January 16,
                    1996 and amended on March 27, 2001, between New York Community
                    Bancorp, Inc. and Mellon Investor Services LLC, as Rights Agent
                    (incorporated by reference to Exhibit 4 of New York Community
                    Bancorp, Inc.'s Form 8-A filed with the Securities and Exchange
                    Commission on January 24, 1996, amended as reflected in Exhibit
                    4.2 to the Registration Statement on Form S-4 filed with the
                    Commission on April 25, 2001).

4(o)         --     Form of Unit Agreement between New York Community Bancorp, Inc.,
                    New York Community Capital Trust V and    as Warrant Agent,
                    Property Trustee and Agent. (The form of such agreement will be filed as an exhibit to a Current Report on Form 8-K and
                    incorporated herein by reference.)

4(p)         --     Form of Warrant Agreement between New York Community Bancorp, Inc.
                    and   . (The form of such agreement will be filed as an exhibit to a
                    Current Report on Form 8-K and incorporated herein by reference.)

5(a)(i)      --     Opinion of Muldoon Murphy & Faucette LLP as to legality of Debt
                    Securities, Junior Subordinated Debentures, Common Stock and
                    Warrants.**

5(b)(i)      --     Opinion of Morris, James, Hitchens & Williams LLP, as to legality of the Preferred Securities - New York Community Capital Trust I.**

Exhibits
--------

5(b)(ii)     --     Opinion of Morris, James, Hitchens & Williams LLP, as to legality of the Preferred Securities - New York Community Capital Trust II.**

5(b)(iii)    --     Opinion of Morris, James, Hitchens & Williams LLP, as to legality of the Preferred Securities - New York Community Capital Trust
                    III.**

5(b)(iv)     --     Opinion of Morris, James, Hitchens & Williams LLP, as to legality of the Preferred Securities - New York Community Capital Trust
                    IV.**

5(b)(v)      --     Opinion of Morris, James, Hitchens & Williams LLP, as to legality of the Preferred Securities - New York Community Capital Trust V
                    (incorporated by reference to Exhibit 5(b)(v) of New York
                    Community Bancorp, Inc. Form 8-K filed with the Securities and
                    Exchange Commission on April 23, 2002).

12           --     Computation of Consolidated Ratio of Earnings to Fixed Charges.**

23(a)        --     Consent of KPMG LLP.*

23(b)        --     Consent of Muldoon Murphy & Faucette LLP (included in Exhibit 5(a)).

23(c)        --     Consents of Morris, James, Hitchens & Williams LLP (included in
                    Exhibits 5(b)(i)-(v)).

24(a)        --     Power of Attorney of certain officers and directors of New York
                    Community Bancorp, Inc. (included in Part II, Signatures page).**

25(a)        --     Form T-1 Statement of Eligibility under the Trust Indenture Act of
                    1939, as amended, of Wilmington Trust Company, as Senior
                    Trustee.**

25(b)        --     Form T-1 Statement of Eligibility under the Trust Indenture Act of
                    1939, as amended, of Wilmington Trust Company, as Subordinated
                    Trustee.**

25(c)        --     Form T-1 Statement of Eligibility under the Trust Indenture Act of
                    1939, as amended, of Wilmington Trust Company, as Trustee under the Junior Subordinated Debenture Indenture relating to New York
                    Community Capital Trust I, New York Community Capital Trust II,
                    New York Community Capital Trust III and New York Community
                    Capital Trust IV and New York Community Capital Trust V.**

25(d)        --     Form T-1 Statement of Eligibility under the Trust Indenture Act of
                    1939, as amended, of Wilmington Trust Company, as Trustee under the Amended and Restated Declaration of Trust of New York
                    Community Capital Trust I.**

25(e)        --     Form T-1 Statement of Eligibility under the Trust Indenture Act of
                    1939, as amended, of Wilmington Trust Company, as Trustee under the Amended and Restated Declaration of Trust of New York
                    Community Capital Trust II.**

25(f)        --     Form T-1 Statement of Eligibility under the Trust Indenture Act of
                    1939, as amended, of Wilmington Trust Company, as Trustee under the Amended and Restated Declaration of Trust of New York
                    Community Capital Trust III.**

25(g)        --     Form T-1 Statement of Eligibility under the Trust Indenture Act of
                    1939, as amended, of Wilmington Trust Company, as Trustee under the Amended and Restated Declaration of Trust of New York
                    Community Capital Trust IV.**

25(h)        --     Form T-1 Statement of Eligibility under the Trust Indenture Act of
                    1939, as amended, of Wilmington Trust Company, as Trustee under the Amended and Restated Declaration of Trust of New York
                    Community Capital Trust V.**

Exhibits
--------

25(h)(i)     --     Form T-1 Statement of Eligibility under the Trust Indenture Act of
                    1939, as amended, of Wilmington Trust Company, as Trustee under the Preferred Securities Guarantee relating to New York Community
                    Capital Trust I.**

25(j)        --     Form T-1 Statement of Eligibility under the Trust Indenture Act of
                    1939, as amended, of Wilmington Trust Company, as Trustee under the Preferred Securities Guarantee relating to New York Community
                    Capital Trust II.**

25(k)        --     Form T-1 Statement of Eligibility under the Trust Indenture Act of
                    1939, as amended, of Wilmington Trust Company, as Trustee under the Preferred Securities Guarantee relating to New York Community
                    Capital Trust III.**

25(l)        --     Form T-1 Statement of Eligibility under the Trust Indenture Act of
                    1939, as amended, of Wilmington Trust Company, as Trustee under the Preferred Securities Guarantee relating to New York Community
                    Capital Trust IV.**

25(m)        --     Form T-1 Statement of Eligibility under the Trust Indenture Act of
                    1939, as amended, of Wilmington Trust Company, as Trustee under the Preferred Securities Guarantee relating to New York Community
                    Capital Trust V.**

*  filed herewith
** previously filed